June 29, 2021
Progress Software Corporation
14 Oak Park Dr.
Bedford, MA 01730
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Progress Software Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,300,000 shares of common stock, $0.01 par value per share, consisting of (i) 800,000 shares of common stock (the “ESPP Shares”) issuable pursuant to the Progress Software Corporation 1991 Employee Stock Purchase Plan, and (ii) 4,500,000 shares of common stock issuable pursuant to the Progress Software Corporation 2008 Stock Option and Incentive Plan (the “EIP Shares” and, together with the ESPP Shares, the “Shares”). The Progress Software Corporation 1991 Employee Stock Purchase Plan and the Progress Software Corporation 2008 Stock Option and Incentive Plan are referred to herein as the “Plans.”
In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Company’s Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (c) the Plans and (d) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents by persons other the Company where due execution and delivery are prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By: /s/ Miguel J. Vega
Miguel J. Vega
Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com